Exhibit 4.16

CONSULTANCY AGREEMENT

ISOTIS ORTHOBIOLOGICS INC (“ISOTIS”) and Jim Hart, of 12819 East Summit Drive, Scottsdale, AZ 85259 (“CONSULTANT”) are interested in entering into a collaboration whereby CONSULTANT shall provide consulting services to ISOTIS providing advice to senior management related to ISOTIS’ operations and strategic development in the US orthopaedic market according to the following terms:

1.	CONSULTANT shall make himself available to ISOTIS one day per month. CONSULTANT agrees to employ his best efforts to perform his obligations hereunder.

2.	ISOTIS’s designated representative shall be Pieter Wolters, CEO.

3.

In consideration of the services provided hereunder, ISOTIS agrees to pay CONSULTANT the amount of $2,500 per month. The per diem shall be payable at the end of each month. In addition, ISOTIS shall reimburse CONSULTANT for reasonable expenses, receipts for which shall be provided to ISOTIS. The above-noted payments are full and complete compensation for all obligations assumed under this Agreement and for all inventions, improvements or patent rights assigned under this Agreement.

4.

Although CONSULTANT is free to carry out other consultative arrangements, CONSULTANT shall keep confidential any technical, commercial and scientific information or data which are made available to him by ISOTIS or its affiliates, or which result from CONSULTANT’s work for ISOTIS or its affiliates; and CONSULTANT agrees that he will not disclose the same to third parties without ISOTIS’ prior written approval.

5.

The obligations of confidentiality imposed by this Agreement shall not apply to information which CONSULTANT can show was already known to CONSULTANT, information which is or becomes part of the public domain through no fault of CONSULTANT, and information which is legitimately given to CONSULTANT by a third party.

6.

CONSULTANT shall promptly disclose to ISOTIS any inventions or improvements made or conceived by him, either alone or jointly with others, in the course of or as a result of CONSULTANT performing consulting services hereunder, or as a result of information or data supplied to CONSULTANT, directly or indirectly, by ISOTIS or its affiliates. CONSULTANT also shall, upon ISOTIS’ written request, assign CONSULTANT’s entire right, title and interest in and to any and all such inventions and improvements to ISOTIS and execute such documents as may be required to file applications and to obtain patents or other intellectual property rights in the name of ISOTIS or its nominees, covering such inventions or improvements.

IsoTis OrthoBiologics Inc
2 Goodyear
Irvine, CA 92618

Tel +1 949 595 8710
Fax +1 949 595 8711

7.

CONSULTANT represents that CONSULTANT is under no obligation which is inconsistent with this Agreement and that CONSULTANT will not enter into any agreement with a third party, the terms of which may be inconsistent with this Agreement.

8.

Any notices, payments or statements to be made under this Agreement shall be made to CONSULTANT at the address shown above and to Pieter Wolters, CEO, at 2 Goodyear, Irvine, California 92618, or at such other address later designated in writing by ISOTIS for such purposes.

9.	It is understood that CONSULTANT will be servicing under this Agreement as an independent contractor and that the relationship of employer and employee shall not exist between ISOTIS and CONSULTANT.

10.	The obligations set forth in paragraphs 4, 6 and 7 hereof shall survive the expiration or termination of this Agreement.

11.

This Agreement will be effective as of the 1st day of July, 2005 and remain in effect for a three year period, unless terminated earlier by mutual agreement of the parties. By signature hereof the parties agree that this Agreement shall supersede any prior written or oral consulting agreements entered into between the parties.

12.	The terms of this Agreement shall be governed by the laws of California.

Date: July 1, 2005		Date: July 1, 2005

AGREED TO AND ACCEPTED

ISOTIS ORTHOBIOLOGICS INC		CONSULTANT

By	/s/ Pieter Wolters	By	/s/ James Hart

Name:	Pieter Wolters	Name:	James Hart
Title:	CEO